SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 4, 2004

(Date of earliest event reported)

U S Liquids Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13259	76-0519797

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

411 N. Sam Houston Parkway East, Suite 400, Houston, Texas	77060-3545

(Address of principal executive offices)	(Zip Code)

(281) 272-4500

Registrant’s telephone number, including area code

Item 2. Acquisition or Disposition of Assets.

     On February 4, 2004, U S Liquids Inc. completed the sale of (i) substantially all of the assets of its USL Detroit, USL Florida and USL First Source businesses, and (ii) substantially all of the assets of its Waste Research business other than a waste processing facility in Macon, Georgia, to EQ – The Environmental Quality Company. USL Detroit, which operates a waste processing facility in Detroit, Michigan, processes and disposes of hazardous and nonhazardous wastes such as acids, flammable and reactive wastes and industrial wastewater. USL Florida, which operates a waste processing facility in Tampa, Florida, processes and disposes of hazardous and nonhazardous liquid wastes such as household hazardous waste and industrial wastewater. USL First Source owns and operates a number of mobile waste processing units. The portion of the Waste Research business sold to EQ includes a waste processing facility in Augusta, Georgia, which processes and disposes of nonhazardous liquid waste and industrial wastewater.

     Gross proceeds from the sale, which are subject to certain post-closing adjustments, amounted to $12.235 million. The purchase price was determined by arms-length negotiations between the parties.

     The foregoing discussion is only a summary and is qualified in its entirety by reference to the Exhibit to this Form 8-K filed herewith.

Item 7. Financial Statements and Exhibits.

          (a) Not applicable.

          (b) To be filed by amendment. Pursuant to Item 7(b)(1) of Form 8-K, the Company hereby undertakes to file the pro forma financial information required in response to this Item in an amendment to this Form 8-K no later than sixty (60) days after February 19, 2004.

          (c) Exhibits.

10.1	Asset Purchase Agreement, dated February 2, 2004, between and among U S Liquids Inc., various subsidiaries of U S Liquids Inc., EQ Detroit, Inc., EQ Florida, Inc., EQ Augusta, Inc., and EQ Mobile Recycling, Inc.*

*Schedules to this agreement will be furnished supplementally to the Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U S LIQUIDS INC.

Date: February 19, 2004	By:	/s/ William M. DeArman

William M. DeArman
Chief Executive Officer

INDEX TO EXHIBITS

10.1	Asset Purchase Agreement, dated February 2, 2004, between and among U S Liquids Inc., various subsidiaries of U S Liquids Inc., EQ Detroit, Inc., EQ Florida, Inc., EQ Augusta, Inc., and EQ Mobile Recycling, Inc.*

* Schedules to this agreement will be furnished supplementally to the Commission upon request.